Filed pursuant to Rule 424(b)(3)
File No. 333-158988

PROSPECTUS SUPPLEMENT NO. 1 DATED AUGUST 27, 2010
TO PROSPECTUS DATED MAY 26, 2009

7,772,728 Shares

PLASTINUM POLYMER TECHNOLOGIES CORP.

Common Stock

We are supplementing our Prospectus which was declared effective by the Securities and Exchange Commission on May 26, 2009 to (i) indicate that the up to 3,000,000 shares of Common Stock issuable by us as preferred dividends on outstanding shares of Series B-1 Convertible Preferred Stock  include shares issuable for the dividend payment date of July 15, 2010, as approved by our Board of Directors, in addition to the dividend payment dates of July 15, 2009, October 15, 2009, January 15, 2010 and  April 15, 2010 (“Dividend Shares”), and (ii) update the information contained in the column labeled “Number of Shares Registered” on the table of selling stockholders appearing on page 30 of the Prospectus in order to reflect modifications in the number of Dividend Shares being offered by each selling stockholder (though not the aggregate number of shares of Common Stock being offered by all selling stockholders pursuant to the Prospectus) such that the information in that column now appears as follows:

Selling Stockholder	Number of Shares Registered
Bernard Droux	249,021
Lamont Inc.	49,804
Costantiono Tassotti	24,902
Alberto Scalea	37,353
Georges Bindschedler	40,844
Richard von Tscharner	4,673,242
Muriel Rochat	376,686
Pierangelo Bottinelli	124,511
Byfelt Company Limited	124,511
Catherine de Tscharner	49,804
BP de Silva Holding Pte Ltd.	99,608
Schroder & Co Banque SA	1,922,442

This Prospectus Supplement No. 1 is not complete without, and may not be delivered or utilized except in connection with, the Prospectus dated May 26, 2009, including any amendments and supplements thereto.

Investing in our Common Stock involves a high degree of risk.  Before making any investment in our Common Stock, you should read and carefully consider the risks described in the Prospectus under “Risk Factors” beginning on page 4 of the Prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this Prospectus Supplement No. 1 and the Prospectus are truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is August 27, 2010.